Exhibit 10.13
eResearchTechnology, Inc.
2010 Bonus Plan
Set forth below is a summary of the eResearchTechnology, Inc. (“ERT” or the “Company”) 2010 Bonus Plan (the “2010 Plan”) approved by the Compensation Committee and ratified by the Board of Directors at their respective meetings on February 23, 2010, to be effective for fiscal 2010.
The purpose of the 2010 Plan is to promote the interests of the Company and its stockholders by providing employees with financial rewards upon achievement of specified business objectives, as well as help us attract and retain employees by providing attractive compensation opportunities linked to performance results. All of our employees are eligible to participate in the 2010 Plan, subject in some cases to certain waiting periods and with the exception that certain sales personnel participate in a separate commission incentive plan instead of the 2010 Plan.
Bonuses payable under the 2010 Plan are recommended by the Compensation Committee and presented to the Board. Bonuses payable to eligible participants are based on a variety of factors, including both objective and subjective criteria. The objective criteria consist of targets for revenue, net income, the revenue projected to be generated by new contracts into which we enter regardless of when we actually recognize the revenue (the “Contract Revenues”) and gross profits of our ERT consulting group, defined as revenue less direct payments made to providers of consulting services (the “Consulting Profits”). The subjective criteria consist of individual performance goals and objectives.
The revenue and net income targets at which 2010 Plan participants would earn 100% of the bonus opportunity attributable to those targets is within the range for revenues and net income provided as guidance for 2010 in the Company’s press release issued on February 25, 2010. The Board intends that the 2010 Plan participants earn the full bonus opportunity with respect to those targets only if the Company executes its financial business plan and achieves superior performance notwithstanding current economic conditions.
The Compensation Committee establishes the individual performance goals and objectives of the President and Chief Executive Officer. The President and Chief Executive Officer establishes the individual performance goals and objectives for the Company’s executive officers, subject to approval by the Compensation Committee. Performance objectives for the remainder of the 2010 Plan participants are set by departmental supervisors who establish the individual performance goals in their respective departments for these participants.
Dr. McKelvey’s individual goals focus on executing key initiatives supporting our 2010 business plan, including implementing programs to increase centralization of ECGs, reviewing and making recommendations regarding potential expansion opportunities, developing a health care services strategy and growing our electronic patient reporting outcome

(“ePRO”) business. Mr. Schneck’s individual goals consist primarily of enhancing the tax efficiency and cash flow of our operations, conducting a review of our enterprise risk management, improving investor relations, continuing to improve our planning and forecasting processes and actively supporting corporate development activities. Individual goals of the remaining executive officers include continuing to improve our quality audit and management systems, participating in our expanded sales and marketing initiatives, improving the profitability of our consulting group, development of strategic partnerships, integrating ePRO into our cardiac safety operations, continuous improvement in customer service, project assurance, internal processes and operational efficiencies, and technology improvements and enhancements. Individual performance goals for the remaining participants in the 2010 Plan are in line with the individual goals of the executive officers.
Each participant in the 2010 Plan will be eligible to receive 50% to 150% of their 2010 bonus opportunity that is allocable to each objective target category, based on the extent to which we achieve the various specified targets. Amounts payable based on achievement of individual performance objectives can range from 0-100% of the applicable bonus opportunity.
For individual performance goals, (i) the Compensation Committee or the Board, at the request of the Compensation Committee after providing its recommendations to the Board, determines the extent to which the goals have been achieved and any related bonus has been earned for the Company’s President and Chief Executive Officer; (ii) the Compensation Committee or the Board, at the request of the Compensation Committee after providing its recommendations to the Board, determines the extent to which the goals have been achieved and any related bonus has been earned for the remaining executive officers, after receiving the recommendation of the Company’s President and Chief Executive Officer; and (iii) the participant’s departmental supervisor determines the extent to which the goals have been achieved and any related bonus has been earned for the remainder of the participants under the 2010 Plan.

The bonus opportunities and the related performance targets for each of the Company’s executive officers are as follows:

			Percentage of Bonus Based On:
					Individual
		Bonus		Net	Performance	Contract
Name	Position	Opportunity	Revenues	Income	Goals	Revenues

Michael J. McKelvey, Ph.D	President and Chief Executive Officer	$386,250	15	55	30

Keith D. Schneck	Executive Vice President and Chief Financial Officer	$149,350	15	55	30

Joel Morganroth, MD (1)	Chairman of the Board and Chief Scientific Officer	$237,500			100

John M. Blakeley	Executive Vice President, Sales and Marketing	$129,547	10	30	20	40

Thomas P. Devine	Executive Vice President and Chief Development Officer	$137,500	15	55	30

Amy Furlong	Executive Vice President, Cardiac Safety	$145,000	15	55	30

Jeffrey S. Litwin, MD	Executive Vice President and Chief Medical Officer	$175,595	15	40	25	20

Robert Brown	Senior Vice President, Stategic Partnerships	$124,656	15	55	30

John B. Sory	Senior Vice President, Health Care Solutions	$162,500	15	55	30

George Tiger	Senior Vice President, Global Sales	$110,334	10	30	20	40

(1)
Under the terms of a Consultant Agreement between Joel Morganroth, M.D., P.C. and the Company, Dr. Morganroth’s professional corporation is entitled to an 80% commission of the net amounts we bill for Dr. Morganroth’s services to the customers of the Company’s consulting practice. These commissions are not included in the table above.

Bonuses are payable based on the extent to which annual targets have been achieved, with the bonuses (if any) normally being paid within ninety (90) days after the end of the calendar year in which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings, as applicable.
Notwithstanding the foregoing, the Compensation Committee retains the discretion under the 2010 Plan to adjust or recommend to the Board an adjustment to the amount of any bonus to be paid, regardless of whether or the extent to which any of the objective criteria, including revenue, net income, Contract Revenues and Consulting Profits, are achieved, and the Board retains the discretion to make any such adjustment it deems appropriate.

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